EXHIBIT (a)(12)



VIA FACSIMILE NO. (914) 747-5258
--------------------------------

November 19, 2004

Mr. Philip Goldstein President Kimball & Winthrop, Inc.
c/o Opportunity Partners, L.P.
60 Heritage Drive
Pleasantville, New York 10570

         Re:      Wells Financial Corp.
                  ---------------------

Dear Mr. Goldstein:

         Thank you for your letters of November 10 and 18, 2004, in which you expressed an interest in Wells Financial Corp. (the "Company"). The Board of Directors has reviewed and considered your letters. We also considered the views of our advisors and other issues we deemed appropriate.

         The Board of Directors has recently reviewed its strategic options and concluded it is in the best interests of the Company and its stockholders for the Company to pursue its long-term business plan, and the modified Dutch auction tender offer and reverse stock split. Accordingly, although the Board appreciates your interest in our Company, the Board has unanimously reaffirmed its position that the Company is not for sale. We, therefore, decline your proposal.

         Thank you again for your interest in Wells Financial Corp.

                                                Sincerely,


                                                /s/Randel I. Bichler
                                                --------------------------------
                                                Randel I. Bichler
                                                Chairman of the Board